EXHIBIT 6.18

September 23, 2025

Office of Chief Accountant

Securities and Exchange Commission

100 F Street NE

Washington, D.C. 20549

Respected Commissioners:

We have read the statements included under Item 4.01 in the Form 1-U dated September 23, 2025 of MedX, Inc. (the "Company") to be filed with the Securities and Exchange Commission regarding the change of auditors. We agree with such statements insofar as they relate to our firm.

/s/ SetApart Accountancy Corp

Los Angeles, California